Exhibit 99.1

Synta Pharmaceuticals Corp.
45 Hartwell Avenue
Lexington, MA 02421

tel: 781 541 7213
fax: 781 274 1270

www.syntapharma.com

Synta Announces Appointment of Steven Bernitz as Senior Vice President, Corporate Development

LEXINGTON, MA — December 20, 2013 — Synta Pharmaceuticals Corp. (NASDAQ: SNTA) today announced the appointment of Steven Bernitz as Senior Vice President, Corporate Development.

Prior to Synta, Mr. Bernitz was a General Partner and Head of the BioPharma Practice at Extera Partners, a business development advisory firm. At Extera, he led numerous business development and strategy initiatives for development stage companies and their investors, principally in oncology, autoimmune and orphan diseases.

Prior to joining Extera in 2010, Mr. Bernitz was Chief Business Officer at Concert Pharmaceuticals where he led Concert’s $1 billion deal with GlaxoSmithKline, and prior to Concert he was Senior Vice President, Business and Product Development at Coley Pharmaceutical Group, where he led numerous transactions including Coley’s $600 million oncology deal with Pfizer.  Mr. Bernitz has also been CEO of Histogenics and Organogenesis, both cell therapy companies, and earlier in his career was with Merck Vaccines and McKinsey & Co.

“Steve has tremendous deal experience, as is clear from his track record.  He will be a great addition to us as we ramp up our growing pipeline,” said Safi Bahcall, President and CEO, Synta. “He will also be a terrific addition to the Executive Team — adding a wealth of diverse business experiences and insights that will help us drive our strategy and operational plans.”

“Synta has the potential to make a huge difference in the lives of cancer patients,” said Mr. Bernitz. “Both ganetespib and the HDC platform represent enormous opportunities for improving cancer therapy and creating shareholder value, and I am excited to help this become a reality.”

Mr. Bernitz earned his MBA from the J.L. Kellogg Graduate School of Management at Northwestern University where he was an Austin Scholar, and his B.S. summa cum laude from Tufts University where he was elected to Phi Beta Kappa.

About Synta Pharmaceuticals

Synta Pharmaceuticals Corp. is a biopharmaceutical company focused on discovering, developing, and commercializing small molecule drugs to extend and enhance the lives of patients with severe medical conditions, including cancer and chronic inflammatory diseases. Synta has a unique chemical compound library, an integrated discovery engine, and a diverse pipeline of clinical- and preclinical-stage drug candidates with distinct mechanisms of action and novel chemical structures. All Synta drug candidates were invented by Synta scientists using our compound library and discovery capabilities. For more information, please visit www.syntapharma.com

###

Contact:

Synta Pharmaceuticals Corp.

Mindy Kohl

(781) 541-7213

mkohl@syntapharma.com

Argot Partners

Andrea Rabney

(212) 600-1494

andrea@argotpartners.com

Media:

Argot Partners

Eliza Schleifstein

(917) 763-8106

eliza@argotpartners.com